Exhibit 99

Dillard's, Inc. Reports Record Third Quarter Earnings per Share of $0.50 versus $0.22

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 11, 2011--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 weeks ended October 29, 2011. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Highlights of the 13 weeks ended October 29, 2011 included:

  Record earnings per share for a third quarter of $0.50 compared to $0.22 for the prior year third quarter. Net income was $26.6 million for the 13 weeks ended October 29, 2011 compared to $14.4 million for the 13 weeks ended October 30, 2010.
  A comparable store sales increase of 5%.
  Continued operating expense control resulting in leverage of approximately 30 basis points of sales.
  Repurchase of approximately $123.7 million (2.9 million shares) of Class A Common Stock.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Our 5% comparable store sales performance provided strong income momentum as we maintained gross margin and leveraged our operating expenses - resulting in an 85% increase in net income for the quarter. This record-setting third quarter performance further solidifies our confidence in our strategy as we enter the holiday season.”

Income

Dillard’s reported pretax income (income before income taxes and income on and equity in losses of joint ventures) of $39.5 million for the 13 weeks ended October 29, 2011 compared to $21.5 million for the 13 weeks ended October 30, 2010.

Net income for the 13 weeks ended October 29, 2011 was $26.6 million, or $0.50 per share, compared to net income for the 13 weeks ended October 30, 2010 of $14.4 million, or $0.22 per share. Included in net income for the 13 weeks ended October 29, 2011 is a $1.3 million pretax gain ($0.9 million after tax or $0.02 per share) related to the sale of two former retail store locations.

Included in net income for the 13 weeks ended October 30, 2010 is a $1.1 million pretax loss ($0.7 after tax or $0.02 per share) related to the sale of closed store and a $1.2 million income tax benefit ($0.02 per share) for a decrease in a capital loss valuation allowance.

Net Sales/Total Revenues

Net sales for the 13 weeks ended October 29, 2011 were $1.383 billion compared to net sales for the 13 weeks ended October 30, 2010 of $1.344 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended October 29, 2011 were $1.362 billion compared to $1.315 billion for the 13-week period ended October 30, 2010. Total merchandise sales increased 4% during the third quarter. Sales in comparable stores increased 5%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) was maintained at 36.8% of sales during the period ended October 29, 2011. Inventory in comparable stores increased 4% at October 29, 2011 compared to October 30, 2010 as management has planned more aggressively in light of improved sales trends.

Consolidated gross margin improved 20 basis points of sales during the 13 weeks ended October 29, 2011 compared to the 13 weeks ended October 30, 2010.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) improved approximately 30 basis points of sales during the 13 weeks ended October 29, 2011 compared to the 13 weeks ended October 30, 2010. Operating expenses were $404.8 million (29.3% of sales) and $398.5 million (29.6% of sales), respectively. The $6.3 million increase in operating expenses was primarily driven by increases in selling payroll and supplies partially offset by decreases in net advertising and utilities.

Income Taxes

The Company has not recorded an amount related to the income tax benefit of the transfer of property to the wholly owned real estate investment trust and the tax election to recognize the gain on the transferred properties. As previously disclosed in our 8-K filed on October 12, 2011, the Company has requested guidance from the Securities and Exchange Commission regarding the appropriate accounting for this transaction. The Company anticipates the resolution of this issue prior to the filing of its Quarterly Report on Form 10-Q for the quarter ended October 29, 2011.

Share Repurchase

During the 13 weeks ended October 29, 2011, Dillard’s repurchased approximately $123.7 million (2.9 million shares) of Class A Common Stock. At October 29, 2011, $126.3 million of authorization remained under the Company’s $250 million share repurchase program.

Total shares outstanding (Class A and Class B Common Stock) at October 29, 2011 and October 30, 2010 were 51.5 million and 63.9 million, respectively.

Debt Repurchase

During the 13 weeks ended October 29, 2011, Dillard’s repurchased $5.7 million face amount of 6.625% notes maturing on January 15, 2018.

Credit Facility

As of October 29, 2011, there were $142.0 million short-term borrowings outstanding under the Company’s $1.0 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $55.8 million were outstanding under the revolving credit facility as of October 29, 2011.

Store Information

During the 13 weeks ended October 29, 2011, Dillard’s closed its Virginia Center Commons location in Glen Allen, Virginia (166,000 square feet).

At October 29, 2011, the Company operated 288 Dillard's locations and 16 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at October 29, 2011 was 52.9 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended

	October 29, 2011		October 30, 2010

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,382.6	-	$1,344.1	-
Total revenues	1,416.5	102.5%	1,373.0	102.1%
Cost of sales	880.0	63.6	857.5	63.8
Advertising, selling, administrative and general expenses	404.8	29.3	398.5	29.6
Depreciation and amortization	64.7	4.7	65.0	4.8
Rentals	11.2	0.8	11.6	0.9
Interest and debt expense, net	17.8	1.3	18.0	1.3
Gain (loss) on disposal of assets	1.5	0.1	(0.9)	(0.1)
Income before income taxes and income on and
equity in losses of joint ventures	39.5	2.9	21.5	1.6
Income taxes	13.2		6.0
Income on and equity in losses of joint ventures	0.3	0.0	(1.1)	(0.1)
Net income	$26.6	1.9%	$14.4	1.1%

Basic earnings per share	$0.51		$0.22
Diluted earnings per share	$0.50		$0.22
Basic weighted average shares	52.1		65.9
Diluted weighted average shares	52.9		65.9

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	39-week Period Ended

	October 29, 2011		October 30, 2010

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$4,293.6	-	$4,186.6	-
Total revenues	4,390.3	102.2%	4,276.5	102.1%
Cost of sales	2,741.3	63.8	2,702.2	64.5
Advertising, selling, administrative and general expenses	1,190.1	27.7	1,184.2	28.3
Depreciation and amortization	192.8	4.5	193.1	4.6
Rentals	34.8	0.8	36.6	0.9
Interest and debt expense, net	54.4	1.3	55.4	1.3
Gain on disposal of assets	3.8	0.1	3.3	0.1
Asset impairment and store closing charges	1.2	0.0	2.2	0.1
Income before income taxes and income on and
equity in losses of joint ventures	179.5	4.2	106.1	2.5
Income taxes	62.9		33.1
Income on and equity in losses of joint ventures	4.2	0.1	(3.0)	0.0
Net income	$120.8	2.8%	$70.0	1.7%

Basic earnings per share	$2.16		$1.02
Diluted earnings per share	$2.12		$1.02
Basic weighted average shares	55.9		68.6
Diluted weighted average shares	56.9		68.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 29,	October 30,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$131.3	$167.1
Accounts receivable	20.3	51.4
Merchandise inventories	1,756.5	1,708.5
Other current assets	63.1	66.1
Total current assets	1,971.2	1,993.1

Property and equipment, net	2,476.3	2,649.7
Other assets	72.0	69.3

Total Assets	$4,519.5	$4,712.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,028.6	$1,049.2
Other short-term borrowings	142.0	-
Current portion of long-term debt and capital leases	59.5	51.3
Federal and state income taxes including current deferred taxes	72.9	29.8
Total current liabilities	1,303.0	1,130.3

Long-term debt and capital leases	644.5	709.6
Other liabilities	206.5	211.3
Deferred income taxes	333.1	344.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,832.4	2,116.6

Total Liabilities and Stockholders' Equity	$4,519.5	$4,712.1

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)
	39-week Period Ended
	October 29, 2011	October 30, 2010
Operating activities:
Net income	$120.8	$70.0
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	194.3	194.5
Gain on disposal of assets	(3.8)	(3.3)
Gain on repurchase of debt	(0.2)	-
Excess tax benefits from share-based compensation	(10.2)	(0.4)
Asset impairment and store closing charges	1.2	2.2
Changes in operating assets and liabilities:
Decrease in accounts receivable	5.7	11.8
Increase in merchandise inventories	(466.4)	(407.8)
Increase in other current assets	(20.5)	(22.9)
(Increase) decrease in other assets	(7.8)	5.4
Increase in trade accounts payable and accrued expenses and other liabilities	338.6	373.4
Decrease in income taxes payable	(16.1)	(64.0)
Net cash provided by operating activities	135.6	158.9
Investing activities:
Purchase of property and equipment	(80.3)	(73.8)
Distribution from joint venture	2.5	-
Proceeds from disposal of assets	22.9	6.1
Net cash used in investing activities	(54.9)	(67.7)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(55.8)	(16.5)
Cash dividends paid	(7.5)	(8.5)
Purchase of treasury stock	(392.4)	(241.6)
Excess tax benefits from share-based compensation	10.2	0.4
Proceeds from stock issuance	10.8	0.4
Increase in short-term borrowings	142.0	-
Net cash used in financing activities	(292.7)	(265.8)
Decrease in cash and cash equivalents	(212.0)	(174.6)
Cash and cash equivalents, beginning of period	343.3	341.7
Cash and cash equivalents, end of period	$131.3	$167.1
Non-cash transactions:
Accrued capital expenditures	$6.8	$2.5
Stock awards	2.8	2.3
Capital lease transactions	-	4.0

Estimates for 2011

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 28, 2012 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2011 Estimated	2010 Actual
Depreciation and amortization	$260	$262
Rentals	47	51
Interest and debt expense, net	71	74
Capital expenditures	125	98

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965